Exhibit 10.1

Immunome, Inc.

second amended and restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Immunome, Inc. (the “Company”) who is a non- employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Second Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) for their Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).

The Non-Employee Director Compensation Policy first became effective upon the execution of the underwriting agreement in connection with the IPO (the “Effective Date” and was amended and restated as of July 13, 2021 (as so amended and restated, the “Original Policy”). The Policy further amends and restates, and supersedes in its entirety, the Original Policy as of June 15, 2022. The Policy may be further amended and/or restated at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of their compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Non- Employee Director will receive a cash retainer for service on the Board and committees of the Board. The annual cash retainers will be payable in arrears in four equal quarterly installments within 30 days afterthe end of each calendar quarter in which the service occurred, provided that the amount of such payment will be prorated for any portion of such quarter that the Non-Employee Director is not serving on the Board.

1.	Annual Board Service Retainer:
a.	All Non-Employee Directors: $35,000
b.Retainer for non-executive chairperson of the Board: $70,000 (in lieu of amount listed above)

2.	Annual Committee Member Service Retainer (in addition to Annual Board Service Retainer):
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating and Corporate Governance Committee: $4,000
d.	Member of the Science and Technology Committee: $4,000

3.	Annual Committee Chair Service Retainer (inclusive of the Annual Committee Member Service Retainer):
a.	Chairperson of the Audit Committee: $15,000
b.	Chairperson of the Compensation Committee: $10,000
c.	Chairperson of the Nominating and Corporate Governance Committee: $8,000
d.	Chairperson of the Science and Technology Committee: $8,000

Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity

Exhibit 10.1

incentive plan (the “Plan”). All stock options granted under the Policy will be nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination upon a termination of the Continuous Service (as defined in the Plan) of the Non-Employee Director and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of commons stock of the Company on the date of grant. Vesting schedules for equity awards will be subject to the non- employee director’s continuous service on each applicable vesting date.

(a)	Automatic Equity Grants.

(i)Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of their initial election or appointment to be a Non-Employee Director, be granted an initial, one-time equity award of options to purchase 13,000 shares of common stock (the “Initial Grant”). Each Initial Grant will vest in equal quarterly installments following the date of grant suchthat the option is fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii)Annual Grant. Without any further action of the Board, on the business day following each annual meeting of stockholders of the Company, commencing with the 2021 annual meeting of the stockholders, each person who is then a Non-Employee Director will automatically be granted an option to purchase 6,500 shares of common stock (the “Annual Grant”); provided, however, that if such Non- Employee Director has not served as a member of the Board for 12 months prior to the applicable annual stockholder meeting, the number of shares subject to such individual’s Annual Grant will be pro-rated based on the number of full months served on the Board, rounded to the nearest whole share. Each Annual Grant will vest in equal quarterly installments over the four quarters following the date of grant such that the option is fully vested on the first anniversary of the date of grant, (i) subject to the Non-Employee Director’s Continuous Service through each applicable vesting date and (ii) that no Annual Grant will be granted to a Non-Employee Director in the same calendar year that such person received their Initial Grant.

(b)Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to their then-outstanding Initial Grantor Annual Grant that were granted pursuant to the Policy will become fully vested immediately prior to the closing of such Change in Control.

(c)Remaining Terms. The remaining terms and conditions of each stock option, including transferability, exercisability, termination and expiration, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse each Non-Employee Director for reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Non- Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved: September 5, 2020

Effective Date of Original Plan: October 2, 2020

Effective Date of Plan (Amended and Restated): July 13, 2021

Exhibit 10.1

Effective Date of Plan (Second Amended and Restated ): June 15, 2022